Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2024 First Quarter Results

MALVERN, Pa. (May 7, 2024) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement and sensing technologies, today announced its results for its 2024 first fiscal quarter ended March 30, 2024.
First Fiscal Quarter Highlights:
•Revenues of $80.8 million decreased 9.1% from a year ago.
•Gross profit margin was 43.4%, as compared to 41.9% reported a year ago.
•Operating margin was 8.6%, as compared to 11.2% reported a year ago.
•Adjusted operating margin* was 10.0%, as compared to 11.4% reported a year ago.
•Diluted net earnings per share of $0.44 compared to $0.51 reported a year ago.
•Adjusted diluted net earnings per share* of $0.42 compared to $0.52 reported a year ago.
•EBITDA* was $12.8 million with an EBITDA margin* of 15.8%.
•Adjusted EBITDA* was $12.3 million with an adjusted EBITDA margin* of 15.3%.
•Cash from operating activities was $6.4 million with adjusted free cash flow* of $4.2 million.

Ziv Shoshani, Chief Executive Officer of VPG, commented, "First-quarter revenue was within our guidance, reflecting mixed trends across our businesses. Orders were flat sequentially reflecting continuing soft demand mainly in industrial and semiconductor test equipment. Our current outlook is for improved demand in the latter part of the second half of this year, as customers replenish currently low inventory levels, and we expect to receive initial orders from our business development activities."

Mr. Shoshani said: "We achieved a record gross margin of 43.4%, despite the sequentially lower revenue, which reflected the benefit of our investments in operational excellence over the past several years. We achieved an adjusted EBITDA margin of 15.3%, and we generated solid levels of cash from operations and free cash flow. During the first quarter, we continued to execute our capital allocation strategy. We repurchased $2.8 million of our common stock under the stock repurchase plan authorized by our board of directors. With our solid balance sheet and our diversified end-markets, we continue to focus on our business development initiatives to capture larger and faster growing opportunities for our leading precision measurement and sensing technologies."
First Fiscal Quarter Financial Trends:
The Company's first fiscal quarter 2024 net earnings attributable to VPG stockholders were $5.9 million, or $0.44 per diluted share, compared to $7.0 million, or $0.51 per diluted share, in the three fiscal months ended April 1, 2023.
The first fiscal quarter 2024 adjusted net earnings* attributable to VPG stockholders were $5.7 million, or $0.42 per adjusted diluted net earnings per share*, compared to $7.0 million, or $0.52 per adjusted diluted net earnings per share* in the three fiscal months ended April 1, 2023.
Segment Performance:
The Sensors segment revenue of $29.4 million in the first fiscal quarter of 2024 decreased 19.9% from $36.7 million in the first fiscal quarter of 2023, and decreased 14.1% compared to $34.3 million in the fourth fiscal quarter of 2023. The year-over-year decrease was primarily attributable to lower sales of precision resistors in the Test and Measurement market and lower sales of precision resistors and strain gages in the Avionics, Military and Space ("AMS") market. Sequentially, the decrease primarily reflected lower revenue of precision resistors in the Test and Measurement and AMS end markets.
Gross profit margin for the Sensors segment was 36.5% for the first fiscal quarter of 2024. Gross profit margin decreased compared to 41.2% in the first fiscal quarter of 2023, and decreased compared to 40.2% in the fourth fiscal quarter of 2023. The year-over-year decline in gross profit margin was primarily due to lower sales volume. The sequential decrease was due to lower sales volume, partially offset by improved efficiencies.

The Weighing Solutions segment revenue of $28.8 million in the first fiscal quarter of 2024 decreased 9.5% compared to $31.9 million in the first fiscal quarter of 2023 and was 5.2% lower than $30.4 million in the fourth fiscal quarter of 2023. The year-over-year and sequential decreases in revenues were mainly attributable to lower OEM sales of force sensors in our Other markets for precision agriculture and construction applications and lower sales of force sensors in our Industrial Weighing market, partially offset by increased sales in the Transportation market.

Gross profit margin for the Weighing Solutions segment was 39.1% for the first fiscal quarter of 2024, which increased compared to 34.9% in the first fiscal quarter of 2023, and increased compared to 35.6% in the fourth fiscal quarter of 2023. The year-over-year increase in gross profit margin was primarily due to favorable product mix, cost reduction programs and favorable foreign currency exchange, partially offset by lower sales volume. Sequentially, the increase in gross profit margin reflected a reduction of inventory in the fourth quarter which did not repeat in the first quarter, as well as cost reduction programs which were partially offset by lower sales volume.
The Measurement Systems segment revenue of $22.5 million in the first fiscal quarter of 2024 increased 11.1% year-over-year from $20.3 million in the first fiscal quarter of 2023 and was 9.3% lower than $24.8 million in the fourth fiscal quarter of 2023. The year-over-year increase was primarily attributable to increased revenue in the Steel market as higher sales of KELK products were partially offset by lower sales of Dynamic Systems Inc. systems. Sequentially, the decrease in revenue was primarily due to the lower sales of Diversified Technical Systems ("DTS") products in the AMS and Transportation markets, partially offset by higher sales in the Steel market.
Gross profit margin for the Measurement Systems segment was 58.1%, compared to 53.9% (or 54.1% adjusted to exclude $49.0 thousand of purchase accounting adjustment related to the DTS acquisition), in the first fiscal quarter of 2023, and 56.0% in the fourth fiscal quarter of 2023. The year-over-year increase in adjusted gross profit margin* was primarily attributable to higher sales volume and favorable product mix. The sequentially higher adjusted gross profit margin* reflected favorable product mix and inventory adjustments which was partially offset by lower sales volume.
Near-Term Outlook
“Given our backlog and the current market conditions, we expect net revenues to be in the range of $75 million to $85 million for the second fiscal quarter of 2024, at constant first fiscal quarter 2024 foreign currency exchange rates,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information:
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the DTS acquisition. We define "adjusted operating margin" as operating margin before purchase accounting adjustment related to the DTS acquisition, and restructuring and severance costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustment related to the DTS acquisition, restructuring and severance costs, foreign currency exchange gains and losses, and associated tax effects. We define "EBITDA" as earnings before interest, taxes, depreciation, and amortization. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization before purchase accounting adjustment related to the DTS acquisition, restructuring and severance costs, and foreign currency exchange gains and losses. "Adjusted free cash flow" for the first fiscal quarter of 2024 is defined as the amount of cash generated from operating activities ($6.4 million), in excess of our capital expenditures ($2.6 million), net of proceeds, if any, from the sale of assets ($0.4 million).
Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and its Quarterly Reports on Forms 10-Q.

Conference Call and Webcast:
A conference call will be held on Tuesday, May 7, 2024 at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-833-470-1428 or internationally +1-404-975-4839 and use passcode 241159, or log on to the investor relations page of the VPG website at ir.vpgsensors.com. A replay will be available approximately one hour after the completion of the call by calling toll-free 1-866-813-9403 or internationally 1-929-458-6194 and by using passcode 903827. The replay will also be available on the “Events” page of investor relations section of the VPG website at ir.vpgsensors.com.
About VPG:
Vishay Precision Group, Inc. (VPG) is a leader in precision measurement and sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive. To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.
Forward-Looking Statements:
From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; impact of inflation; potential issues respecting the United States federal government debt ceiling; global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, and health (including pandemics) instabilities; instability caused by military hostilities in the countries in which we operate (including Israel); difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; compliance issues under applicable laws, such as export control laws, including the outcome of our voluntary self-disclosure of export control non-compliance; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; our status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; our ability to execute our new corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report or as of the dates otherwise indicated in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
info@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	March 30, 2024	April 1, 2023
Net revenues	$80,783	$88,864
Costs of products sold	45,689	51,665
Gross profit	35,094	37,199
Gross profit margin	43.4%	41.9%

Selling, general, and administrative expenses	27,394	27,159
Restructuring costs	782	116
Operating income	6,918	9,924
Operating margin	8.6%	11.2%

Other income (expense):
Interest expense	(628)	(997)
Other	1,860	275
Other income (expense)	1,232	(722)

Income before taxes	8,150	9,202

Income tax expense	2,318	2,220

Net earnings	5,832	6,982
Less: net (loss) earnings attributable to noncontrolling interests	(59)	18
Net earnings attributable to VPG stockholders	$5,891	$6,964

Basic earnings per share attributable to VPG stockholders	$0.44	$0.51
Diluted earnings per share attributable to VPG stockholders	$0.44	$0.51

Weighted average shares outstanding - basic	13,405	13,586
Weighted average shares outstanding - diluted	13,468	13,652

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	March 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$83,016	$83,965
Accounts receivable, net	52,184	56,438
Inventories:
Raw materials	35,363	33,973
Work in process	27,638	26,594
Finished goods	26,665	27,572
Inventories, net	89,666	88,139

Prepaid expenses and other current assets	16,098	14,520
Total current assets	240,964	243,062

Property and equipment:
Land	4,130	4,154
Buildings and improvements	72,542	72,952
Machinery and equipment	130,071	131,738
Software	9,696	9,619
Construction in progress	11,737	11,379
Accumulated depreciation	(139,645)	(139,206)
Property and equipment, net	88,531	90,636

Goodwill	45,553	45,734
Intangible assets, net	43,602	44,634
Operating lease right-of-use assets	26,927	26,953
Other assets	20,624	20,547
Total assets	$466,201	$471,566

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	March 30, 2024	December 31, 2023
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$10,792	$11,698
Payroll and related expenses	19,171	18,971
Other accrued expenses	21,807	22,427
Income taxes	3,713	4,524
Current portion of operating lease liabilities	4,090	4,004
Current portion of long-term debt	31,885	—
Total current liabilities	91,458	61,624

Long-term debt	—	31,856
Deferred income taxes	3,478	3,490
Operating lease liabilities	22,353	22,625
Other liabilities	14,048	14,770
Accrued pension and other postretirement costs	6,996	7,276
Total liabilities	138,333	141,641

Equity:
Common stock	1,334	1,330
Class B convertible common stock	103	103
Treasury stock	(20,230)	(17,460)
Capital in excess of par value	202,475	202,672
Retained earnings	187,957	182,066
Accumulated other comprehensive loss	(43,763)	(38,869)
Total Vishay Precision Group, Inc. stockholders' equity	327,876	329,842
Noncontrolling interests	(8)	83
Total equity	327,868	329,925
Total liabilities and equity	$466,201	$471,566

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Three Fiscal Months Ended
	March 30, 2024	April 1, 2023
Operating activities
Net earnings	$5,832	$6,982
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,943	3,858
Gain on sale of property and equipment	(149)	—
Share-based compensation expense	661	681
Inventory write-offs for obsolescence	582	425
Deferred income taxes	44	383
Foreign currency impacts and other items	(2,253)	(1,022)
Net changes in operating assets and liabilities:
Accounts receivable	3,086	1,201
Inventories	(2,887)	(2,854)
Prepaid expenses and other current assets	(1,766)	1,260
Trade accounts payable	67	(1,713)
Other current liabilities	242	(695)
Other non current assets and liabilities, net	(792)	(201)
Accrued pension and other postretirement costs, net	(205)	138
Net cash provided by operating activities	6,405	8,443

Investing activities
Capital expenditures	(2,573)	(3,501)
Proceeds from sale of property and equipment	341	—
Net cash used in investing activities	(2,232)	(3,501)

Financing activities
Purchase of treasury stock	(2,755)	—
Distributions to noncontrolling interests	(32)	(20)
Payments of employee taxes on certain share-based arrangements	(858)	(825)
Net cash used in financing activities	(3,645)	(845)
Effect of exchange rate changes on cash and cash equivalents	(1,477)	622
(Decrease) increase in cash and cash equivalents	(949)	4,719

Cash and cash equivalents at beginning of period	83,965	88,562
Cash and cash equivalents at end of period	$83,016	$93,281

Supplemental disclosure of investing transactions:
Capital expenditures accrued but not yet paid	$1,480	$806
Supplemental disclosure of financing transactions:
Excise tax on net share repurchases accrued but not yet paid	$15	$—

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Three months ended	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023	March 30, 2024	April 1, 2023
As reported - GAAP	$35,094	$37,199	$6,918	$9,924	$5,891	$6,964	$0.44	$0.51
As reported - GAAP Margins	43.4%	41.9%	8.6%	11.2%
Acquisition purchase accounting adjustments	—	49	—	49	—	49	—	—
Restructuring costs	—	—	782	116	782	116	0.06	0.01
Severance cost	—	—	347	—	347	—	0.03	—
Foreign currency exchange (gain) loss	—	—	—	—	(1,589)	(62)	(0.12)	—
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	(238)	32	(0.01)	—
As Adjusted - Non GAAP	$35,094	$37,248	$8,047	$10,089	$5,669	$7,035	$0.42	$0.52
As Adjusted - Non GAAP Margins	43.4%	41.9%	10.0%	11.4%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	March 30, 2024	April 1, 2023	December 31, 2023
Sensors
As reported - GAAP	$10,732	$15,144	$13,761
As reported - GAAP Margins	36.5%	41.2%	40.2%
As Adjusted - Non GAAP	$10,732	$15,144	$13,761
As Adjusted - Non GAAP Margins	36.5%	41.2%	40.2%

Weighing Solutions
As reported - GAAP	$11,266	$11,129	$10,834
As reported - GAAP Margins	39.1%	34.9%	35.6%
As Adjusted - Non GAAP	$11,266	$11,129	$10,834
As Adjusted - Non GAAP Margins	39.1%	34.9%	35.6%

Measurement Systems
As reported - GAAP	$13,094	$10,926	$13,906
As reported - GAAP Margins	58.1%	53.9%	56.0%
Acquisition purchase accounting adjustments	—	49	31
As Adjusted - Non GAAP	$13,094	$10,975	$13,937
As Adjusted - Non GAAP Margins	58.1%	54.1%	56.1%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarter ended
	March 30, 2024	April 1, 2023	December 31, 2023
Net earnings attributable to VPG stockholders	$5,891	$6,964	$4,227
Interest Expense	628	997	779
Income tax expense	2,318	2,220	4,403
Depreciation	3,016	2,919	2,992
Amortization	927	939	999
EBITDA	12,780	$14,039	$13,400
EBITDA MARGIN	15.8%	15.8%	15.0%
Acquisition purchase accounting adjustments	—	49	31
Restructuring costs	782	116	129
Severance cost	347	—	—
Foreign currency exchange (gain) loss	(1,589)	(62)	2,961
ADJUSTED EBITDA	$12,320	$14,142	$16,521
ADJUSTED EBITDA MARGIN	15.3%	15.9%	18.5%